                          AGREEMENT AND GENERAL RELEASE


                  This Agreement and General Release is entered into among Reliance Group Holdings, Inc., Park Avenue Plaza, 55 East 52nd Street, 29th Floor, New York, New York 10055 ("RGH"), Reliance Insurance Company, 3 Parkway, Philadelphia, Pennsylvania 19102 ("RIC") (RGH and RIC are sometimes referred to together as "Reliance"), and Robert M. Steinberg, 2 Stevens Lane, Bernardsville, New Jersey 07924 ("Steinberg"):

                  WHEREAS, Steinberg and Reliance mutually desire to terminate Steinberg's employment with Reliance and his service as an officer and director of RGH, RIC, and their parent companies, subsidiaries and affiliates; and

                  WHEREAS, Steinberg and Reliance disagree with respect to certain aspects of the Employment Agreement dated as of February 15, 1996 between Steinberg and RGH, as amended (the "RGH Employment Agreement") and the Employment Agreement dated as of February 15, 1996 between Steinberg and RIC (the "RIC Employment Agreement"); and

                  WHEREAS, in order to resolve this disagreement and to settle Steinberg's and Reliance's rights and obligations in connection with the termination of Steinberg's employment with Reliance, Steinberg and Reliance agree to enter into this Agreement and General Release, intending to fully supersede and cancel the RGH Employment Agreement and the RIC Employment Agreement; and

                  WHEREAS, Steinberg understands that, by entering into this Agreement and General Release, which fully supersedes and cancels the RGH Employment Agreement and the RIC Employment Agreement, he relinquishes any and all right he has to future employment with Reliance; and

                  WHEREAS, Steinberg further understands that, as provided in paragraph "10" below, this Agreement and General Release waives, settles and releases any and all claims that he has or might have against RGH and RIC and their past, present and future direct and indirect parent companies, subsidiaries, affiliates, divisions, predecessors, successors and assigns and the past, present and future officers, directors, employees and agents of each of the foregoing entities, arising up to and including the date of his execution of this Agreement and General Release; and

                  WHEREAS, the terms of this Agreement and General Release are the product of mutual negotiation and compromise between Reliance and Steinberg; and

                  WHEREAS, Steinberg has been afforded 21 days to consider the meaning and effect of this Agreement and General Release and has used that time to read it and consider the general release by him set forth in this Agreement and General Release; and

                  WHEREAS, Steinberg is advised to consult with an attorney of his choosing prior to his execution of this Agreement and General Release, and Steinberg has in fact consulted with and been represented by Earl H. Nemser, Esq. and Richard A. Goldberg, Esq., of Swidler Berlin Shereff Friedman, LLP, with respect to this Agreement and General Release; and

                  WHEREAS, Steinberg has carefully considered alternatives to executing this Agreement and General Release.

                  THEREFORE, RGH, RIC, and Steinberg, for the good and sufficient consideration set forth below and in consideration of the mutual promises contained herein, hereby agree as follows:

                  1. The terms and conditions of this Agreement and General Release shall become effective, operable, and enforceable immediately upon the expiration of the seven-day revocation period referred to below without there having been a revocation by Steinberg of this Agreement and General Release.

                  2. (a) Steinberg acknowledges and agrees that his last day of employment with Reliance shall be the date of his execution of this Agreement. Steinberg hereby resigns from any and all officer and director positions he holds with RGH and RIC, and their parent companies, subsidiaries and affiliates, such resignation to be effective upon his execution of this Agreement and General Release.

                     (b) Steinberg acknowledges and agrees that he is not entitled to, and shall not receive, any bonus for any past, present or future year or any part thereof.

                  3. (a) Steinberg shall be entitled to participate in the Reliance group medical and dental plans for one year after his last day of employment with Reliance (on the same terms and with the same level of benefits as were provided prior to the date hereof), provided that he pays to Reliance the cost allocated to an employee for such participation.

                     (b) Steinberg acknowledges and agrees that the period, if any, under paragraph "3(a)" above for which he participates in the Reliance group medical and dental plans after his last day of employment with Reliance shall be counted toward the maximum period under COBRA for which Steinberg is entitled to participate in such plans after his employment with Reliance has ceased.

                     (c) Steinberg acknowledges and agrees that, except as provided in paragraph "3(a)" above, his eligibility for and participation in all Reliance employee benefits and benefit plans shall cease as of his last day of employment with Reliance.

                     (d) Steinberg acknowledges and agrees that any and all contributions, benefit accruals and vesting service by him in the Reliance Savings Incentive Plan, the RGH Pension Plan, the RIC Employee Retirement Plan, and the RGH Benefit Equalization Plan shall cease as of his last day of employment with Reliance.

                     (e) Steinberg acknowledges and agrees that his eligibility for and use of all Reliance fringe benefits and perquisites (including but not limited to car allowances, cellular phone allowances and club memberships) shall cease as of his last day of employment with Reliance.

                  4. (a) Within two (2) business days after the expiration of the seven-day revocation period referred to below (five (5) business days in the case of (ii) and (iii) below) without there having been a revocation by Steinberg of this Agreement and General Release:

                  (i) Reliance will pay into an account at M&T Bank (the account name and number of which is to be supplied jointly by M&T Bank and Steinberg immediately upon the expiration of the seven-day revocation period referred to below) One Million Five Hundred Thousand Dollars ($1,500,000.00) by a check or checks drawn on the account of RGH and/or RIC;

                  (ii) Reliance will assign to Steinberg any and all interest Reliance has or may have in the following life insurance policies heretofore maintained on Steinberg's life: (x) Nationwide Life Insurance Company Policy No. N100224770; (y) Phoenix American Life Insurance Company Account No. A000433; and (z) Security Mutual Life Insurance Company of New York Policy No. 915837; and

                  (iii) Steinberg will surrender to Reliance all of his options to purchase RGH common stock with an exercise price greater than $5.00 per share and, in exchange therefor, Reliance will permit Steinberg to exercise his remaining options until April 16, 2002.

                     (b) Within five (5) business days after the later of (x)

the expiration of the seven-day revocation period referred to below without there having been a revocation by Steinberg of this Agreement and General Release and (y) the occurrence of the Effectiveness Event (as defined in paragraph "4(c)" below):

                  (i) Reliance will pay Steinberg Two Million Five Hundred Thousand Dollars ($2,500,000.00) by a check or checks drawn on the account of RGH and/or RIC; and

                  (ii) Reliance will deliver to Steinberg two million (2,000,000) shares of RGH common stock (the "Shares") or, in the event of a merger of RGH with or into another company at or before the Effectiveness Event, the merger consideration which the holder of such Shares immediately prior to the merger would be entitled to receive, provided, however, that Reliance shall have the right in its sole and absolute discretion to elect (the "Election"), in lieu of and in full satisfaction of any obligation to deliver the Shares or merger consideration, to pay Steinberg Five Million Dollars ($5,000,000.00) by a check or checks drawn on the account of RGH and/or RIC. The Election shall be made, if at all, only after the occurrence of the Effectiveness Event and may be made by sending written notice to Steinberg at the address specified above.

                     (c) The term "Effectiveness Event" shall mean the first to occur of the following: (i) RGH's receipt of a firm written commitment for at least $350,000,000 in new and additional capital through an equity investment in RGH by a third party unaffiliated with RGH as of the date of Steinberg's execution of this Agreement and General Release; (ii) the successful refinancing (or extension of the maturity until at least August 31, 2001) of the $237,500,000 in debt due to be repaid by RGH's subsidiary Reliance Financial Services Corp. on August 31, 2000; (iii) the closing of an acquisition, whether by merger, stock purchase, or tender offer, approved by the Board of Directors of RGH of more than 50% of RGH's outstanding common stock by a third party unaffiliated with RGH; or (iv) the expiration of the four (4) year term of the consultancy as provided for in Section 2.2 of the Consulting Agreement (as defined in paragraph "21" below).

                  5. Steinberg represents and agrees that any Shares he may acquire under this Agreement and General Release are for his own account and are acquired with no present intention of distributing or reselling the Shares in any transaction which would be in violation of the securities laws of the United States of America or any state thereof. Steinberg acknowledges that: (i) the Shares are "restricted securities" as defined in the Securities Act of 1933, as amended (the "Act"), and are therefore subject to restrictions on resale; and
(ii) Steinberg is an "accredited investor" as such term is defined in Regulation 230.501(a) under the Act. Steinberg acknowledges and agrees that, in making any subsequent offering or sale of the Shares, he will be acting only for himself and not as part of a sale or planned distribution which would be in violation of the Act.

                  6. If at any time within two (2) years of the date of Reliance's delivery of the Shares to Steinberg, RGH proposes to register any shares of its common stock under the Act, whether or not for sale for its own account or for the account of any stockholder (other than shares to be issued pursuant to (i) an employee compensation program or (ii) a merger, acquisition or similar transaction), in a manner which would permit registration of the shares for sale to the public under the Act, it will each such time give written notice to Steinberg of its intention to do so and, upon the written request of Steinberg made within ten (10) business days after his receipt of any such notice (which request shall specify the Shares intended to be disposed of by Steinberg and the intended method of disposition thereof), RGH will use its best efforts to effect the registration under the Act of all Shares which RGH has been so requested to register by Steinberg, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Shares so to be registered; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, RGH shall determine for any reason not to register such securities, RGH may, at its election, give written notice of such determination to Steinberg and, thereupon, shall be relieved of its obligation to register any Shares in connection with such registration.

                  7. Steinberg shall not: (a) in any manner acquire, agree to acquire, or make any proposal to acquire, directly or indirectly, any securities or property of Reliance, except at the specific written request of Reliance or pursuant to his exercise of outstanding stock options; (b) propose to enter into, directly or indirectly, any merger or business combination involving Reliance or to purchase, directly or indirectly, a material portion of the assets of Reliance; (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Reliance; (d) form, join, or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Reliance; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of Reliance; (f) disclose any intention, plan, or arrangement inconsistent with the foregoing; or (g) advise, assist, or encourage any other person in connection with any of the foregoing. Steinberg's obligations under this paragraph shall terminate six (6) years from the date of his execution of this Agreement and General Release. Steinberg also agrees during such six-year period not to (x) request Reliance (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (y) take any action which might require Reliance to make a public announcement regarding the possibility of a business combination or merger.

                  8. All payments to be made to Steinberg under this Agreement and General Release shall be made subject to all withholding obligations, if any, of Reliance, as determined by Reliance's tax department and tax advisors. Based on current law, Reliance believes that, currently, withholding obligations do not apply to the payments provided for in paragraph "4" above.

                  9. RGH and RIC shall indemnify and hold harmless, and provide advancement of expenses to, Steinberg, to the same extent he had the right to indemnification or advancement of expenses immediately prior to the termination of his employment or resignation from any positions with Reliance or its subsidiaries, pursuant to RGH's and RIC's certificates of incorporation, bylaws, and indemnification agreements, if any, in existence on the date of Steinberg's execution of this Agreement and General Release, but only with respect to claims actually and first asserted against him during the six (6) years after his execution of this Agreement and General Release by reason of the fact that he was a director, officer, employee, fiduciary, or agent of Reliance or its subsidiaries.

                  10. Steinberg, of his own free will, voluntarily releases and forever discharges RGH and RIC and their past, present and future direct and indirect parent companies, subsidiaries, affiliates, divisions, predecessors, successors and assigns and the past, present and future officers, directors, employees and, in their capacities as such, agents of each of the foregoing entities (the foregoing released parties are referred to collectively in this Agreement and General Release as "Releasees") of and from any and all actions, causes of action, suits, claims, debts, charges, complaints, and promises whatsoever, known or unknown, in law or equity, arising up to and including the date of Steinberg's execution of this Agreement and General Release, which Steinberg, his heirs, executors, administrators, successors and assigns may now have or hereafter can, shall or may have against the Releasees, or any of them, for, upon, or by reason of any matter, cause or thing whatsoever. The foregoing general release and discharge includes but is not limited to any and all matters arising out of or relating to Steinberg's ownership of Reliance securities, his employment with Reliance, the termination of said employment, any and all breaches of the RGH Employment Agreement and the RIC Employment Agreement, and any and all violations of Title VII of the Civil Rights Act of 1964 (as amended by, inter alia, the Civil Rights Act of 1991), the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, the Fair Labor Standards Act, the

Occupational Safety and Health Act, the Family and Medical Leave Act, the New York Human Rights Law (New York Executive Law ss. 290, et seq.), the New York Equal Pay Act, the New York Wage and Hour Laws, the New York City Human Rights Law (New York City Administrative Code ss. 8-101, et seq.), or any other federal, state or local civil, labor, wage-hour or human rights law, and any and all alleged violations of any other federal, state or local law, regulation or ordinance, or of any public policy, contract or tort or common law having any bearing whatsoever on the terms and conditions of or termination of Steinberg's employment with Reliance. Notwithstanding anything in this paragraph to the contrary, the foregoing release shall not be construed to release (x) any claim Steinberg may have for vested benefits under the RGH Pension Plan, the RIC Employee Retirement Plan, and the RGH Benefit Equalization Plan; or (y) any rights under this Agreement and General Release or the Consulting Agreement (as defined in paragraph "21" below).

                  11. To the fullest extent permitted by law:

                       (a) Steinberg affirms and agrees that he has not caused or permitted to be filed, nor will he cause or permit to be filed, nor will he accept any relief or recovery from, any charge, complaint or action brought before any federal, state or other agency or court, within the United States or elsewhere, against the Releasees, or any of them, which arises out of any conduct, acts or omissions of the Releasees, or any one or more of them, occurring on or before the date of Steinberg's execution of this Agreement and General Release, other than to enforce his rights under this Agreement and General Release or the Consulting Agreement (as defined in paragraph "21" below).

                       (b) Prior to and as a condition precedent to the filing by Steinberg of any such charge, complaint or action, and in addition to any and all other remedies to which Reliance is, or would under such circumstances be, entitled under this Agreement and General Release and applicable law, Steinberg agrees to and shall return to Reliance any and all amounts paid to him and any Shares or merger consideration delivered to him under paragraph "4" above. In the event that (i) Steinberg becomes obliged, pursuant to the preceding sentence, to return any and all amounts paid to him and any and all Shares or merger consideration delivered to him under paragraph "4" above and (ii) Steinberg has theretofore sold or otherwise disposed of some or all of the Shares or merger consideration, Steinberg shall, in lieu of returning the Shares or merger consideration theretofore sold or otherwise disposed of by him (and in addition to returning to Reliance any and all amounts paid to him under paragraph "4" above and any and all Shares or merger consideration still in his possession, custody or control), pay Reliance an amount equal to the value of the consideration received for the Shares or merger consideration so sold or otherwise disposed of.

                       (c) In addition to any and all other remedies to which the Releasees are, or would under such circumstances be, entitled under this Agreement and General Release and applicable law, if any such charge, complaint or action is filed by Steinberg, Steinberg acknowledges and agrees that it shall be dismissed with prejudice upon presentation of a copy of this Agreement and General Release to the pertinent agency or court.

                       (d) In addition to any and all other remedies to which the Releasees are, or would under such circumstances be, entitled under this Agreement and General Release and applicable law, Steinberg shall reimburse the Releasees for the costs, including but not limited to reasonable attorneys' fees, of defending against any such charge, complaint or action filed by Steinberg.

                  12. To the fullest extent permitted by law, Steinberg agrees to release the Releasees, as specifically provided in paragraph "10" above, not only from any and all claims which he could make on his own behalf, but also from those which may be made by any other person or entity on his behalf, and specifically waives any right to become, and promises not to become, a member of any class in a case in which a claim or claims against the Releasees, or any of them, are made involving any events up to and including the date of his execution of this Agreement and General Release. To the fullest extent permitted by law, Steinberg further agrees that he shall not in any way, except as compelled by a court order or subpoena, assist or cooperate with any other person or entity in commencing or prosecuting any action or proceeding against the Releasees, or any of them, or receive any proceeds as a result thereof. In the event that Steinberg is served with such a court order or subpoena, Steinberg agrees to notify the General Counsel of RGH of such service within 24 hours after obtaining actual knowledge of the service or receiving the court order or subpoena, whichever occurs first.

                  13. Steinberg agrees to cooperate fully with and to make himself available to Reliance and/or the other Releasees, at his expense (except as provided for in the next sentence of this paragraph) and at such times and locations and for such durations as Reliance may request, on such notice to Steinberg as Reliance may give, in connection with any and all investigations, enforcement actions, subpoenas, litigation, arbitrations, proceedings, claims, or other matters, whether pending, threatened or otherwise, and whether or not Steinberg or Reliance or any other Releasee is a party thereto, including but not limited to making himself available for witness interviews and court appearances and to prepare for and give testimony and depositions. In the event that Reliance requests Steinberg, in writing, pursuant to the preceding sentence of this paragraph, to travel to and make himself available at a location more than 100 miles from Steinberg's residence referred to above, then Reliance shall pay Steinberg's reasonable expenses actually incurred in making himself available at that location. Steinberg's obligations as set forth in this paragraph shall not be subject to prior business or social commitments or vacations.

                  14. Except as compelled by a court order or subpoena, Steinberg agrees not to disclose, directly or indirectly, any information regarding the existence, substance or terms of this Agreement and General Release, except to his spouse (who shall be deemed to be bound by this confidentiality provision) and any attorney or certified public accountant with whom he chooses to consult regarding this Agreement and General Release. In addition, Steinberg represents and affirms that heretofore he has not disclosed any information regarding the existence, substance or terms of this Agreement and General Release, except to his spouse and any attorney or certified public accountant with whom he chose to consult regarding this Agreement and General Release.

                  15. Steinberg agrees not to disparage or impugn Reliance or any of its past, present and future employees, officers and directors to or in the presence of any third party, or otherwise to refer to Reliance or any of its past, present and future employees, officers and directors in derogatory terms, or in terms or in a manner intended or tending to subject any of them to ridicule or contempt, to or in the presence of any third party.

                  16. Except as otherwise specified in this Agreement and General Release, Steinberg agrees to direct all communications relating to this Agreement and General Release or any matters relating to his employment with Reliance, or the termination of such employment, to the Chief of Corporate Operations of RGH. In addition, Steinberg agrees to direct all prospective employers and other third parties to communicate with Reliance concerning Steinberg only through the Chief of Corporate Operations of RGH.

                  17. Steinberg agrees not to be interviewed by, answer questions of, or otherwise communicate in any way with any reporter, journalist, broadcaster, editor, or other representative of any broadcast, print, or other medium regarding Reliance, any of Reliance's past, present and future employees, officers and directors, his employment with Reliance, or the termination of such employment. Steinberg further agrees that he will not cause or permit anyone else to do so on his behalf. Steinberg shall direct all such press and media inquiries to the Chief of Corporate Operations of RGH.

                  18. No later than his last day of employment with Reliance, Steinberg shall return to Reliance any and all property of Reliance and its direct and indirect parent companies, subsidiaries and affiliates, including but not limited to: files, documents, records, manuals and other things relating to the business of Reliance and its direct and indirect parent companies, subsidiaries and affiliates; company cars; employee identification cards; keys to vehicles, desks, offices, rooms and buildings; security and "key" cards; and computer equipment, printers, modems, telephones, telecopiers, beepers, pagers and other office equipment and supplies. In addition, no later than his last day of employment with Reliance, Steinberg shall surrender any and all club memberships for which Reliance bears any liability or responsibility (including but not limited to any liability to pay any dues, costs, or expenses in connection with any such membership), and shall obtain the return to Reliance of any and all deposits made on behalf of Steinberg by Reliance in connection with any such membership.

                  19. Steinberg and Reliance acknowledge and agree that this Agreement and General Release, the terms and provisions hereof, and the furnishing by Reliance of the consideration specified herein are the product of mutual negotiation and compromise between Reliance and Steinberg, and may not and shall not be used against Reliance or the other Releasees, or any of them, in any action or proceeding other than an action by Steinberg to enforce the terms of this Agreement and General Release. Steinberg agrees that neither this Agreement and General Release nor the furnishing by Reliance of the consideration specified herein shall be deemed or construed at any time as an admission by Reliance of any liability for unlawful or improper conduct of any kind.

                  20. This Agreement and General Release may not be modified, altered or changed except upon the express written consent of Steinberg, RGH, and RIC, in which specific reference is made to this Agreement and General Release.

                  21. This Agreement and General Release fully supersedes and cancels any and all prior agreements and understandings between Steinberg and RGH and between Steinberg and RIC, including but not limited to the RGH Employment Agreement and the RIC Employment Agreement. Notwithstanding anything herein to the contrary, however, this Agreement and General Release does not supersede or cancel that certain Consulting Agreement (the "Consulting Agreement") made as of the 23rd day of June, 2000 by and between RIC and Steinberg, which Consulting Agreement shall not become effective, operable or enforceable unless and until executed by the parties thereto, and which RIC and Steinberg hereby agree to execute (in the form annexed hereto) within five (5) business days after the expiration of the seven-day revocation period referred to below without there having been a revocation by Steinberg of this Agreement and General Release.

                  22. This Agreement and General Release shall be governed by the laws of the State of New York without regard to any choice of law or conflicts of law principles.

                  23. Should any provision of this Agreement and General

Release be declared illegal or unenforceable by any court of competent jurisdiction and it cannot be modified to be enforceable, said provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. However, if any portion of paragraph "10," "11," or "12" above is ruled to be unenforceable, in whole or in part, for any reason, Steinberg agrees to and shall return to Reliance any and all amounts paid to him and any Shares or merger consideration delivered to him under paragraph "4" above. In the event that (i) Steinberg becomes obliged, pursuant to the preceding sentence, to return any and all amounts paid to him and any and all Shares or merger consideration delivered to him under paragraph "4" above and (ii) Steinberg has theretofore sold or otherwise disposed of some or all of the Shares or merger consideration, Steinberg shall, in lieu of returning the Shares or merger consideration theretofore sold or otherwise disposed of by him (and in addition to returning to Reliance any and all amounts paid to him under paragraph "4" above and any and all Shares or merger consideration still in his possession, custody or control), pay Reliance an amount equal to the value of the consideration received for the Shares or merger consideration so sold or otherwise disposed of.

                  24. This Agreement and General Release has been, and shall be deemed to have been, jointly prepared by the parties hereto, and the terms hereof shall not be construed in favor of or against any party hereto by reason of its or his participation or role in such preparation.

                  25. This Agreement and General Release shall inure to the benefit of and be binding on RGH and RIC and their successors and assigns and Steinberg and his heirs, administrators, executors, successors and assigns.


STEINBERG SPECIFICALLY REPRESENTS, AGREES, AND ACKNOWLEDGES THAT HE HAS BEEN ALLOWED 21 DAYS WITHIN WHICH TO CONSIDER CAREFULLY AND, IF HE SO DESIRES, TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE. STEINBERG FURTHER UNDERSTANDS THAT HE WILL HAVE 7 DAYS AFTER EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE WITHIN WHICH TO REVOKE IT. THIS AGREEMENT MAY BE REVOKED BY STEINBERG BY WRITTEN NOTICE OF SUCH REVOCATION ADDRESSED AND ACTUALLY DELIVERED TO HOWARD E. STEINBERG, EXECUTIVE VICE PRESIDENT AND CHIEF OF CORPORATE OPERATIONS, RELIANCE GROUP HOLDINGS, INC., PARK AVENUE PLAZA, 55 EAST 52ND STREET, 29TH FLOOR, NEW YORK, NEW YORK 10055, WITH SAID REVOCATION TO BE EFFECTIVE ONLY UPON RECEIPT. IN THE EVENT OF SUCH REVOCATION, (1) THE RIGHTS, OBLIGATIONS AND DUTIES OF STEINBERG AND RELIANCE UNDER THIS AGREEMENT AND GENERAL RELEASE SHALL BE DEEMED TO HAVE TERMINATED IN ALL RESPECTS AND (2) THIS AGREEMENT AND GENERAL RELEASE SHALL BE DEEMED TO HAVE BEEN SOLELY FOR PURPOSES OF ATTEMPTED SETTLEMENT AND NO PARTY SHALL REFER TO IT OR THE FACT THAT ANY PARTY EXECUTED IT IN ANY SUBSEQUENT LEGAL PROCEEDING.

RELIANCE AND STEINBERG HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO IT. THE TERMS OF THIS AGREEMENT AND GENERAL RELEASE ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN RELIANCE AND STEINBERG. STEINBERG HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO HIS EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE, AND HAS IN FACT CONSULTED WITH AN ATTORNEY REGARDING THIS AGREEMENT AND GENERAL RELEASE. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE AND TO FULFILL THE PROMISES AND RECEIVE THE CONSIDERATION SET FORTH HEREIN, STEINBERG VOLUNTARILY, FREELY, AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING, AS MORE SPECIFICALLY PROVIDED IN PARAGRAPH "10" ABOVE, TO WAIVE, SETTLE AND RELEASE ANY AND ALL CLAIMS THAT HE HAS OR MIGHT HAVE AGAINST RGH AND RIC AND THEIR PAST, PRESENT AND FUTURE DIRECT AND INDIRECT PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, DIVISIONS, PREDECESSORS, SUCCESSORS AND ASSIGNS AND THE PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF EACH OF THE FOREGOING ENTITIES, ARISING UP TO AND INCLUDING THE DATE OF HIS EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and General Release on the dates shown below.



                                                    /s/ Robert M. Steinberg
                                              ------------------------------
                                                     ROBERT M. STEINBERG



STATE OF ________________)
                         :  ss.:
COUNTY OF _______________)


         On the ___ day of ____________, 2000, before me personally came Robert
M. Steinberg, to me known and known to me to be the individual described in and who executed the foregoing instrument, and acknowledged to me that he executed the same.


--------------------------------
       Notary Public

                                             RELIANCE GROUP HOLDINGS, INC.



                                             By: /s/ George E. Bello
                                                 -------------------------
                                                 Name:  George E. Bello
                                                 Title: Executive Vice President


STATE OF NEW YORK   )
                    :  ss.:
COUNTY OF NEW YORK  )


         On the ___ day of _____________, 2000, before me personally came __________________, to me known, who being by me duly sworn, did depose and say that he is _______________________ of RELIANCE GROUP HOLDINGS, INC., the corporation described in and which executed the foregoing instrument; that he signed the foregoing instrument on behalf of said corporation; and that he was duly authorized to sign the foregoing instrument on behalf of said corporation and to bind said corporation thereto.



--------------------------------
        Notary Public

                                             RELIANCE INSURANCE COMPANY



                                             By: /s/ George E. Bello
                                                 -------------------------
                                                 Name:  George E. Bello
                                                 Title: Executive Vice President




STATE OF NEW YORK   )
                    :  ss.:
COUNTY OF NEW YORK  )


         On the ___ day of _____________, 2000, before me personally came __________________, to me known, who being by me duly sworn, did depose and say that he is _______________________ of RELIANCE INSURANCE COMPANY, the corporation described in and which executed the foregoing instrument; that he signed the foregoing instrument on behalf of said corporation; and that he was duly authorized to sign the foregoing instrument on behalf of said corporation and to bind said corporation thereto.




--------------------------------
        Notary Public

                              CONSULTING AGREEMENT

         This Consulting Agreement is made as of the 23rd day of June, 2000, by and between Reliance Insurance Company ("Company") and Robert M. Steinberg ("Consultant").

         WHEREAS, Consultant has experience in the administration and operation of insurance companies; and

         WHEREAS, Company wishes to engage Consultant as a consultant to assist in the administration and operation of Company and its insurance subsidiaries and to obtain an agreement not to compete;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            SECTION 1. EFFECTIVENESS

         1.1 Effectiveness. The terms and conditions of this Agreement shall become effective, operable and enforceable as of the date first recited above.

                             SECTION 2. CONSULTANCY

         2.1 Engagement as Consultant. Company hereby engages Consultant and Consultant agrees to serve as a consultant for the term and pursuant to the terms and conditions hereinafter set forth.

         2.2 Term of Consultancy. The term of the engagement of Consultant shall commence on the first day of the month immediately following the date as of which this Agreement is executed by the parties and shall terminate four (4) years later.

         2.3 Services as Consultant.

         2.3.1 Consultant shall perform such services, consistent with his past duties and responsibilities, as are reasonably requested by the Board of Directors or the Chief Executive Officer of Company from time to time upon reasonable advance notice, subject to Consultant's prior business commitments, disabilities and vacations, involving the administration and operation of Company or its insurance subsidiaries.

         2.3.2 Consultant shall provide such services in a competent and professional manner, using his own independent skills and judgment and the manner and means that are reasonably suited to his performance of such services.

         2.3.3 Consultant agrees to serve Company faithfully and to perform his duties under this Agreement to the best of his ability and capacity. Consultant further agrees to perform his consulting services and all other obligations undertaken by him under this Agreement in a manner in all respects consistent with his continuing fiduciary duties to Company (including but not limited to the duty of loyalty), which duties Consultant hereby acknowledges and affirms.

         2.3.4 Consultant's services will be rendered in such locations in New York, New Jersey, or Pennsylvania as Company shall request at such times as may be mutually agreed upon by Company and Consultant. The availability of Consultant to perform such services shall be subject to his prior business commitments, disabilities and vacations. Consultant shall not be required to devote more than 480 man-hours per full calendar year to the performance of such services.

         2.3.5 In addition to his obligations set forth elsewhere in this
Section 2.3, Consultant agrees to cooperate fully with and to make himself available to Company, at his expense (except as provided for in the next sentence of this paragraph 2.3.5) and at such times and locations and for such durations as Company may request, on such notice to Consultant as Company may give, in connection with any and all investigations, enforcement actions, subpoenas, litigation, arbitrations, proceedings, claims, or other matters, whether pending, threatened or otherwise, and whether or not Consultant or Company is a party thereto, including but not limited to making himself available for witness interviews and court appearances and to prepare for and give testimony and depositions. In the event that Company requests Consultant, in writing, pursuant to the preceding sentence of this paragraph 2.3.5, to travel to and make himself available at a location more than 100 miles from Consultant's residence at 2 Stevens Lane, Bernardsville, New Jersey, then Company shall pay Consultant's reasonable expenses actually incurred in making himself available at that location. Consultant's obligations as set forth in this Section 2.3.5 shall not be subject to prior business or social commitments or vacations.

         2.4 Consulting Fee.

         2.4.1 In consideration of and subject to the punctilious performance by Consultant of his obligations hereunder, Company shall pay Consultant an annual consulting fee of Two Million Two-Hundred Fifty Thousand and 00/100 Dollars ($2,250,000.00), payable monthly in arrears on the last day of each month during the term of the engagement of Consultant under this Agreement.

         2.4.2 Consultant and Company acknowledge and agree that Consultant is an independent contractor and not an agent or employee of Company and that Consultant has no authority to bind Company. Inasmuch as Consultant is an independent contractor under applicable current laws and regulations, Company will not withhold income, social security or other taxes from payments made under this Section 2.4. Consultant hereby agrees to be responsible for all income, social security and other taxes that may be applicable to Consultant's receipt of payments made under this Section 2.4.

         2.4.3 Except insofar as Consultant is required under Section 2.3.5 to make himself available at his own expense, Consultant will be reimbursed by Company for certain verified expenses, but only to the extent such expenses are required in and in furtherance of the performance of his duties hereunder, as evidenced by an express written authorization from an officer of Company in advance of the incurring of the expense.

         2.4.4 In the event of Consultant's death during the term of his engagement under this Agreement, Consultant's legal representatives shall be entitled to receive the remaining monthly payments which otherwise would have been due Consultant under Section 2.4.1 at the times such payments would have been due.

                           SECTION 3. NON-COMPETITION

         3.1 Covenant Not to Compete.

         3.1.1 Consultant hereby agrees that during the term of his engagement under this Agreement, without the prior written consent of Company, he will not, alone or with others, directly or indirectly, whether as principal, agent, officer, director, employee, salesman, or consultant, enter into, participate in, engage in or own any interest in the business of any person, firm, corporation, or other organization which is engaged in or proposes to become engaged in the property and casualty insurance business. Notwithstanding the foregoing, this Covenant Not to Compete shall not prohibit (a) passive ownership by Consultant of common stock of RGH, or of not more than five percent (5%) of the equity securities of companies listed on any United States stock exchange or traded over the counter, or (b) engagements which do not involve, directly or indirectly, the business of insurance.

         3.1.2 Consultant hereby agrees that during the term of his engagement under this Agreement, he will not (directly or indirectly) recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or employees of Company or its parent companies, subsidiaries, or affiliates to terminate their employment, or otherwise cease or modify their relationship, with Company or its parent companies, subsidiaries, or affiliates.

         3.1.3 Consultant hereby agrees that during the term of his engagement under this Agreement, he will not (directly or indirectly) knowingly solicit, divert or take away, or attempt to solicit, divert or take away, or accept, regardless of whether solicited, the property and casualty insurance business or patronage of any of the clients, customers or accounts of Company or its parent companies, subsidiaries, or affiliates or prospective clients, customers or accounts that were contacted or solicited while Consultant was employed by Company.

         3.2 Proprietary Information. Consultant agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of Company or its parent companies, subsidiaries, or affiliates (collectively, "Proprietary Information") is and shall be the exclusive property of Company or its parent companies, subsidiaries, or affiliates so long as it is not in the public domain. Consultant will not disclose any Proprietary Information to others outside Company or its parent companies, subsidiaries, or affiliates or use the same for any purpose without the prior written consent of Company or unless compelled to do so by law.

         3.3 Non-Disparagement. Consultant agrees not to disparage or impugn Company or any of its past, present or future employees, officers and directors to or in the presence of any third party, or otherwise to refer to Company or any of its past, present and future employees, officers and directors in derogatory terms or in a manner intended to or tending to subject any of them to ridicule or contempt, to or in the presence of any third party.

         3.4 Communications With Media. Consultant agrees not to be interviewed by, answer questions of, or otherwise communicate in any way with any reporter, journalist, broadcaster, editor, or other representative of any broadcast, print, or other medium regarding Company or any of its past, present and future employees, officers and directors. Consultant further agrees that he will not cause or permit anyone else to do so on his behalf. Consultant shall direct all such press and media inquiries to the Chief of Corporate Operations of Reliance Group Holdings, Inc.

         3.5  Breach of Any Provisions.

         3.5.1 Consultant and Company agree that the covenants set forth in
Section 3.1 are a material part of this Agreement and are reasonable as to time, territory, and scope of prohibited activity. Consultant and Company acknowledge that a breach of any of the provisions of Section 3.1 cannot, due to (among other things) Consultant's unique skills, knowledge, reputation and ability, reasonably or adequately be redressed in damages or in an action at law and may cause Company or its successor or assign irreparable injury and damage. Therefore, Consultant and Company agree that Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Section 3.1 of this Agreement, provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

         3.5.2 Company and Consultant agree that, in the event of a breach by Consultant of any of the provisions of this Section 3 (regardless of whether such breach is material or not), Company shall be entitled, at its sole option, to terminate this Agreement, in addition to any other remedies it may have under this Agreement or otherwise.

         3.5.3 In the event that Company shall fail to make any payment under
Section 2.4.1 of this Agreement within thirty (30) days of the due date thereof, then, upon written notice of default to Company, and upon Company's failure to cure said default within twenty (20) business days of its actual receipt of said notice, Consultant shall have the option to accelerate any of the then remaining payments under this Agreement such that they are all immediately due and payable.

                               SECTION 4. GENERAL

         4.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon and enforceable by Consultant and inure to the benefit of and be binding upon and enforceable by Company and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Consultant. The rights of Company hereunder may be assigned by Company to successors and assigns of Company. In the event of any such assignment by Company, all obligations of Company hereunder shall be assumed by such successors and assigns of Company.

         4.2 Entire Agreement. This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the engagement of Consultant by Company as a consultant and his agreement not to compete and supersedes all prior agreements and understandings, oral or written, relating to such engagement and agreement.

         4.3 Enforceability. The parties hereto agree that, should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, said provision shall be modified to the least extent necessary to be enforceable. Should any provision of Section 3 of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, and said provision cannot be modified to be enforceable, this Agreement shall immediately become null and void in its entirety and Consultant shall return to Company any and all amounts theretofore paid to him under Section 2.4.1.

         4.4 No Conflicts. Consultant represents that the execution and performance by him of this Agreement does not and will not conflict with or breach the terms of any other agreement by which he is bound.

         4.5 Employment Termination. Consultant agrees and affirms that any and all employment relationships with Company have been voluntarily terminated by Consultant no later than as of the commencement of the term of his engagement under this Agreement, and this Agreement describes the only relationship Consultant will have with Company following the commencement of said term.

         4.6 Modifications. This Agreement may not be amended or modified except in a writing signed by both parties hereto.

         4.7 Waivers. The failure of any party to insist upon a strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing.

         4.8 Attorneys' Fees. In any suit or proceeding between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its or his costs thereof, including reasonable attorneys' fees.

         4.9 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to applicable principles of conflicts of law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                             RELIANCE INSURANCE COMPANY


                                             By: /s/ George E. Bello
                                                 -------------------------
                                                 Title: Executive Vice President


                                             /s/ Robert M. Steinberg
                                             ----------------------------------
                                             ROBERT M. STEINBERG